300 -1055 W. Hastings Street

Vancouver, BC, Canada V6E 2S9

Phone: 604.685.5492 Fax: 604.685.2536

www.buffalogold.ca

BUFFALO CLOSES FIRST TRANCHE OF PRIVATE PLACEMENT

Vancouver, B.C., April 4, 2006 - Buffalo Gold Ltd. (TSX-V: BUF.U) is pleased to report that the brokered private placement previously announced on March 15, 2006 has closed as to 3,415,000 units to generate gross proceeds of USD$3,415,000 that will be used to fund Buffalo’s exploration work on the Mt. Kare Property in Papua New Guinea and on its recently acquired Australian gold and uranium properties. Each unit consists of one share and one half share purchase warrant, every whole warrant entitling the purchase of additional share of Buffalo at USD$1.25 per share for a period of two years expiring April 3, 2008.

Canaccord Capital Corporation (“Canaccord”) and Pacific International Securities Inc. (“PI”) acted as Buffalo’s agents in respect of this placement and received a cash commission of 7.5% of the gross proceeds and brokers’ warrants entitling the purchase of up to 341,500 shares of Buffalo on the same terms as the warrants included in the units and Canaccord also received a corporate finance fee of 45,000 units (which units are comprised of one share and one share purchase warrant entitling the purchase of additional share of Buffalo at USD$1.25 per share for a period of two years expiring April 3, 2008.  All securities issued pursuant to this first closing of the placement are subject to a four month hold period ending August 3, 2006. .

Canaccord and PI have the right to increase the offering by 2,000,000 units and they have advised Buffalo that additional units will be sold pursuant to such right.

To find out more about Buffalo Gold Ltd. (TSX-V: BUF.U), please visit its website at www.buffalogold.ca.

On behalf of the Board of Directors of

BUFFALO GOLD LTD.

     “Damien Reynolds”

________________________________

Damien Reynolds,

Chairman of the Board of Directors

and Chief Executive Officer

For further information please contact:

Julie Hajduk, Investor Relations

E-mail: julie@buffalogold.ca

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ACCURACY OF THIS PRESS RELEASE